Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYNNEX Corporation:

We consent to the use of our reports dated January 29, 2015, with respect to the consolidated balance sheets of SYNNEX Corporation (the Company) as of November 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2014, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of November 30, 2014, incorporated herein by reference.

Our report dated January 29, 2015, on the effectiveness of internal control over financial reporting as of November 30, 2014, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired customer relationship management (CRM) business from International Business Machines Corporation.

/s/ KPMG LLP

Santa Clara, California

January 29, 2015